Avantair, Inc. Clarifies That Warrant Retirement Program Has Not Yet Commenced

Clearwater, Florida (June 23, 2008) - Avantair, Inc. (OTCBB: AAIR, AAIRW, AAIRU) (“the Company”), the only publicly traded stand-alone fractional operator and the sole provider of fractional shares in the Avanti P.180 aircraft, today clarified that the warrant retirement program for its 13,800,000 publicly traded warrants, as previously announced in a press release on June 17, 2008 and reflected in the Tender Offer Statement on Schedule TO and related materials filed on the same day, has not commenced and the Company and its agents will not accept tenders of its public warrants at this time. The Company will issue a subsequent press release announcing the commencement of the warrant retirement program once it has begun. The Company expects to commence the program promptly after receiving notice of effectiveness regarding the Post-Effective Amendment on Form S-3 to Form S-1, filed on June 17, 2008.

The Company today filed an amended preliminary Schedule TO that includes a more prominent explanation that the warrant retirement program has not yet commenced. The Schedule TO filed today and the Schedule TO filed on June 17, 2008 have been provided as pre-commencement communications for information purposes only. The Company will file a final Tender Offer Statement and related materials upon commencement of the offer and advises you to read these materials when available, as they will contain important information. You can obtain the final Tender Offer Statement and related materials, when available, free of charge at the U.S. Securities and Exchange Commission (“SEC”) web site (http://www.sec.gov) or from the information agent named in the Tender Offer materials.

Investors are urged to read the following documents when filed with the SEC, as they may be amended from time to time, relating to the offer as they contain important information: (1) the Schedule TO and related Offer Letter, as amended; (2) the Registration Statement on Form S-1 (No. 333-121028), as amended on Form S-3; (3) the preliminary and final prospectus relating to shares issuable upon exercise of the warrants prospectus; and (4) the Company’s other reports filed with the SEC for general Company information. These and any other documents relating to the offer, when they are filed with the SEC, may be obtained at the SEC’s website or from the information agent as noted above. This press release itself is not intended to constitute an offer or solicitation to buy or exchange securities in the Company, nor shall there be any sale or purchase of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

The Company’s Board of Directors has approved the warrant retirement program. However, neither the Company nor any of its directors, officers or employees makes any recommendation as to whether to exercise warrants. Each holder of warrants must make its own decision as to whether to exercise some or all of its warrants.

The information above does not constitute an offer to buy or exchange securities or constitute the solicitation of an offer to sell or exchange any securities in the Company.

About Avantair, Inc.

Avantair, with operations in 5 states and approximately 300 employees, offers private travel solutions for individuals and companies at a fraction of the cost of whole aircraft ownership. Headquartered in Clearwater, FL, the Company is the sole North American provider of fractional aircraft shares in the Piaggio Avanti P.180 aircraft. Avantair is the fifth largest company in the North American fractional aircraft industry and the only publicly traded stand-alone fractional operator. The Company currently manages a fleet of 49 aircraft, with another 60 Piaggio Avanti IIs on order through 2013. For more information about Avantair, please visit: http://www.avantair.com.

Cautionary Statement About Forward-Looking Statements

This press release includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of Avantair’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. Avantair’s filings with the SEC, accessible on the SEC's website at http://www.sec.gov, discuss these risks and uncertainties in more detail and identify additional factors that can affect forward-looking statements.

Contact

Lesley Snyder
The Piacente Group
212-481-2050
lesley@thepiacentegroup.com

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